Exhibit 99.20

Pazoo.com Traffic Surges Last Week Of November From Approximately 35,000 To Over 60,000 Visitors A Day

CEDAR KNOLLS, N.J., December 3, 2013 /PRNewswire/ -- Pazoo, Inc. (OTCQB Symbol: PZOO) (German WKN#: A1J3DK) is pleased to report that total visits to www.pazoo.com surged from approximately 35,000 to over 60,000 visits a day. Results from the implementation of the advertising and marketing campaign are clear and show www.pazoo.com is on a decisive path of aggressive growth.

The website has already had all technology and advertising providers added so that as traffic increases occur there will be no issue with the stability of the website as well as revenue should increase in a corresponding manner to traffic. The focus moving forward will be adding new writers as well as social media personnel. These two sources of individuals will even improve content further as well as dramatically increase the outreach and awareness of Pazoo.

CEO of Pazoo, Inc., David Cunic stated, "We have a proven business model and we are now mainly focused on reaching out to brand the website in an aggressive manner for the overall company to reach profitability. We will continue to take steps to increase and improve the content on the site. We basically have everything in place for Pazoo to reach its ultimate goal to be the premier health and wellness social community for people and their pets.”

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website.www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Ben Hoehn
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: December 3, 2013